CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-113652 on Form N-1A under the Securities Act of 1933, of our report dated August 26, 2008, relating to the financial statements and financial highlights of TFS Capital Investment Trust, including TFS Market Neutral Fund and TFS Small Cap Fund appearing in the Annual Report on Form N-CSR of TFS Capital Investment Trust for the year ended June 30, 2008, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
October 27, 2008